Exhibit 10.74
Retail Ventures, Inc. Summary of Director Compensation
1.	Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard is paid an annual retainer of $30,000 for service on the Company’s Board of Directors (the “Board”);

2.	Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard receive an additional $20,000 annual fee for service on each of the following committees of the Board on which he or she serves: (i) Audit Committee; (ii) Compensation Committee; (iii) Nominating and Corporate Governance Committee; and (iv) Community Affairs Committee (Mr. Weisman does not receive any compensation for serving on the Community Affairs Committee);

3.	Each of Messrs. Aaron, Deshe, Diamond, Sonnenberg, Ring and Weisman and Ms. Eveillard receive a quarterly Board meeting fee of $5,000 so long as he or she attends at least one Board meeting during that quarter; and

4.	Pursuant to the terms of the Company’s Amended and Restated 2000 Stock Incentive Plan, each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard automatically receives, on the first trading day in each fiscal quarter, non-statutory options to purchase 2,500 of the Company’s common shares having: (i) an exercise price equal to the fair market value of the common shares on the grant date; (ii) a vesting period of one year from the grant date, if the recipient serves continuously as a non-employee director during that time; and (iii) an expiration period of ten years from the grant date, subject to earlier expiration if the recipient terminates service with the Company before the end of the ten year period.